Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Reed’s, Inc. of our report dated March 30, 2021, with respect to the financial statements of Reed’s, Inc. as of December 31, 2020 and 2019, and for the years then ended, which appear in the Annual Report on Form 10-K of Reeds, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 30, 2021. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 2, 2021